Asia Pacific

Bangkok

Beijing

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur

Manila

Melbourne

Shanghai

Singapore

Sydney

Taipei

Tokyo

Europe & Middle East

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Doha

Dusseldorf

Frankfurt / Main

Geneva

Istanbul

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

North & South America

Bogota

Brasilia*

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre*

Rio de Janeiro*

San Diego

San Francisco

Santiago

Sao Paulo*

Tijuana

Toronto

Valencia

Washington, DC

*Associated	Firm

Exhibit 5.3

Baker & McKenzie Amsterdam N.V.

Attorneys at law, Tax advisors

and Civil-law notaries

Claude Debussylaan 54

1082 MD Amsterdam

The Netherlands

Tel: +31 20 551 7555

www.bakermckenzie.nl

Willis Towers Watson Public Limited Company

51 Lime Street

London EC3M 7DQ

England

29 May 2020

03279707-000001/5763207-v5\AMSDMS/PHS/EMH

Re: Willis Netherlands Holdings B.V.

Dear Sirs,

I.	Introduction

We are acting as Dutch legal counsel (advocaten) to Willis Towers Watson Public Limited Company in respect of Willis Netherlands Holdings B.V., a company incorporated under the laws of The Netherlands with its principal offices at Amsterdam, The Netherlands (the “Company”), for the sole purpose of rendering a legal opinion as to certain matters of Dutch law in connection with the offer and sale by Willis North America Inc. of $275,000,000 aggregate principal amount of its 2.950% Senior Notes due 2029 (the “Notes”), fully and unconditionally guaranteed by the Company and the other guarantors parties thereto, issued under the indenture dated 16 May 2017 (the “Base Indenture”) as supplemented, inter alios, by the fourth supplemental indenture dated 10 September 2019 (the “Supplemental Indenture”) by and between, inter alios, the Company as one of the guarantors, Wells Fargo Bank, National Association as trustee and Willis North America Inc. as issuer, and as further supplemented by an officers’ certificate dated 29 May 2020 (the “Officers’ Certificate” and together with the Base Indenture and the Supplemental Indenture, the “Indenture”), which includes a guarantee of the Notes by, inter alios, the Company as one of the registrants (the “Guarantee”) registered pursuant to a Form S-3 Registration Statement, dated 11 March 2019, signed by, inter alios, the Company as one of the guarantors and with Willis North America Inc. as issuer in connection with the offer, sale and issuance of securities from time to time, the “Registration Statement”).

Baker & McKenzie Amsterdam N.V. has its registered office in Amsterdam, the Netherlands, and is registered with the Trade Register under number 34208804.

Baker & McKenzie Amsterdam N.V. is a member of Baker & McKenzie International, a Swiss Verein.

II.	Role

Our role in respect of the entering into of the Documents (as defined below) by the Company has been limited to the issue of this opinion. We have not been involved in drafting or negotiating any documents or agreements cross-referred to in any of the Documents. Accordingly, we assume no responsibility for the adequacy of any Document.

III.	Documents

For the purposes of this opinion, we have examined, and relied solely upon, originals or electronic copies of the documents as listed below, but not any documents or agreements cross-referred to in any such document (the “Documents”):

a)	a scanned copy, received by e-mail, of the executed Indenture as supplemented by the Supplemental Indenture and the Officers’ Certificate, including the Guarantee;

b)	a scanned copy, received by e-mail, of the executed Registration Statement;

c)

scanned copies, received by e-mail, of the prospectus dated 11 March 2019 which forms a part of the Registration Statement, the preliminary prospectus supplement dated 21 May 2020 and the prospectus supplement dated 21 May 2020 (the “Prospectus”);

d)

a scanned copy, received by email, of the executed written resolutions of the board of managing directors (bestuur) of the Company, dated 20 May 2020 inter alia, authorising the execution by the Company of the Officers’ Certificate (the “Board Resolution”);

e)

a scanned copy, received by email, of the executed written resolutions of the general meeting (algemene vergadering) of the Company, dated 20 May 2020, inter alia, approving the Board Resolution and authorising the execution by the Company of the Officers’ Certificate (the “General Meeting Resolution”);

f)

a scanned copy, received by email, of the excerpt, dated 29 May 2020, from the trade register of the Chamber of Commerce (Kamer of Koophandel) (the “Chamber of Commerce”) regarding the registration of the Company with the Chamber of Commerce under number 34367289 (the “Company Excerpt”);

g)	a scanned copy, received by email, of the deed of incorporation (akte van oprichting) of the Company dated 27 November 2009 (the “Deed of Incorporation”);

h)

a scanned copy, received by email, of the articles of association (statuten) of the Company, dated 2 October 2013, as deposited with the trade register of the Chamber of Commerce and which, according to the Company Excerpt, are the current articles of association of the Company being in force on the date hereof to have remained unaltered since that date (the “Articles of Association”); and

i)

the power of attorney granted by the Company and incorporated in the Board Resolution authorising each managing director of the Company and Andrew Krasner, Derrick Coggin and William Rigger, each acting individually (each an “Attorney”) to execute the Officers’ Certificate on behalf of the Company (the “Power of Attorney”).

The documents under d) through (including) i) are hereinafter collectively referred to as the “Corporate Documents”. The documents under d) and e) are hereinafter collectively referred to as the “Resolutions”.

Words importing the plural include the singular and vice versa. Where reference is made to the laws of The Netherlands, reference is made to the laws as in effect in the part of the Kingdom of The Netherlands that is located in Continental Europe (Europese deel van Nederland).

Except as stated herein, we have not examined any documents entered into by or affecting the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.

IV.	Assumptions

In examining and describing the Documents and in giving the opinions stated below, we have, to the extent necessary to form the opinions given below, with your permission, assumed the following:

(i)	the genuineness of all signatures on all documents or on the originals thereof and that each signature is the genuine signature of the individual purported to have placed such signature;

(ii)	the authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all conformed, copied, faxed or specimen documents and that all documents examined by us as draft or execution copy conform to the final and executed documents; each of the Documents accurately records all terms agreed between the parties thereto and that the document specified in the Resolutions is congruent with and accurately specifies the Indenture;

(iii)

each party to any Document (other than the Company) has been duly incorporated and organised and is validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation and of the jurisdiction of its principal place of business;

(iv)

the power, capacity and (corporate, regulatory and other) authority of all parties (other than the Company) to enter into and perform their obligations under the Documents to which they are a party and the legal capacity (handelingsbekwaamheid) of all individuals acting on behalf of any such parties;

(v)	under any applicable law, other than the laws of The Netherlands, the Documents have been duly authorised and validly executed and delivered by all parties thereto (including the Company);

(vi)

the due compliance with all matters (including without limitation the obtaining of the necessary consents, licenses, approvals and authorisations, the making of the necessary filings, lodgements, registrations and notifications and the payment of stamp duties, if any, and other taxes) under any law other than the laws of The Netherlands as may relate to or be required in respect of (a) the Documents, (b) the lawful execution of the Documents, (c) the parties to the Documents (including the Company) or other persons affected thereby or (d) the performance or enforcement by or against the parties (including the Company) or such other persons;

(vii)

at the date hereof the accuracy and completeness of the Corporate Documents and the factual matters stated, certified or evidenced thereby and that the Resolutions, the Power of Attorney and any other powers of attorney used in relation to the Documents have not been and will not be amended, superseded, repealed, rescinded or annulled;

(viii)

that the Deed of Incorporation is a valid notarial deed (notariële akte), that the contents thereof are correct and complete and that there are no defects in the incorporation of the Company on the basis of which a court may dissolve the Company;

(ix)	that nothing in this opinion is affected by the provisions of the laws of any jurisdiction other than The Netherlands;

(x)

(1) the Company has not passed a resolution to voluntarily dissolve (ontbinden), merge (fuseren) or de-merge (splitsen) the Company, (2) no petition has been presented nor order made by a court for the bankruptcy (faillissement) or moratorium of payment (surseance van betaling) of the Company and that the Company has not been made subject to comparable insolvency proceedings in other jurisdictions, (3) no receiver, trustee, administrator (bewindvoerder) or similar officer has been appointed in respect of the Company or its assets, (4) the Company has not been subjected to measures on the basis of the Financial Institutions (Special Measures) Act (Wet bijzondere maatregelen financiële ondernemingen), (5) no decision has been taken to dissolve (ontbinden) the Company by (a) the Chamber of Commerce under article 2:19a of the Dutch Civil Code or (b) the competent court (rechtbank) under article 2:21 of the Dutch Civil Code.

This assumption is supported by (i) certifications and confirmations to that effect in the Resolutions, (ii) confirmations obtained as of the date hereof from (a) the Bankruptcy Clerk Office (faillissementsgriffie) of the competent courts of The Netherlands (b) the EU Insolvency Register (EU Insolventieregister) and (c) the online central insolvency register (Centraal Insolventie Register) confirming that the Company has not been declared bankrupt, that a moratorium of payments has not been granted and (iii) the confirmation obtained by telephone today from the Chamber of Commerce that the Company has not been declared bankrupt or dissolved nor a moratorium of payments has been granted, that no administrator (bewindvoerder) has been appointed, and that the Chamber of Commerce does not intend to dissolve the Company;

(xi)

that the execution of the Documents to which the Company is a party and the performance of the transactions contemplated thereby are in the best corporate interest of the Company and are not prejudicial to its creditors (present and future);

(xii)

to the extent that the Documents were executed by an attorney-in-fact acting pursuant to a power of attorney issued by the Company, under the laws governing the existence and extent of the powers of such attorney-in-fact as determined pursuant to the Hague Convention on the Law Applicable to Agency (other than the laws of The Netherlands), such power of attorney authorises such attorney-in-fact to bind the Company towards the other party or parties thereto;

(xiii)

none of the managing directors of the Company is subject to a civil law board member disqualification (civielrechtelijk bestuursverbod) or suspension (schorsing) to act as a board member imposed by a competent court pursuant to Articles 106a through 106e of the Dutch Bankruptcy Act (Faillissementswet) or rules or regulation of similar application, nor has been denied by a regulator the authority to fulfil positions at regulated entities or other enterprises pursuant to article 1:87 of the Financial Supervision Act (Wet op het financieel toezicht). This assumption is supported by the Board Resolution;

(xiv)

none of the managing directors of the Company has a conflict of interest (in private or otherwise) which would preclude any of the managing directors of the Company from participating in the deliberations and the decision-making process concerned in accordance with Article 2:239(6) of the Dutch Civil Code. This assumption is supported by the confirmations or certifications of the managing directors of the Company in the Board Resolution;

(xv)

the Company does not have a works council (ondernemingsraad) nor central works council (centrale ondernemingsraad) nor group works council (groepsondernemingsraad), nor is it in the process of establishing a works council and the Company does not have the obligation to establish a works council pursuant to the mandatory rules all as referred to in the Works Councils Act (Wet op de ondernemingsraden);

(xvi)	all parties have entered into the Indenture for bona fide commercial reasons and at arm’s length terms;

(xvii)	there are no supplemental terms and conditions agreed by the parties to the Documents inter se or with third parties that could affect or qualify our opinions as set out herein;

(xviii)

the Company has and will have its “centre of main interests” (as that term is used in Article 3(1) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “EU Insolvency Regulation”) in The Netherlands; and

(xix)	the Company has not nor will have an “establishment” (as defined in Article 2(10) of the EU Insolvency Regulation) outside of The Netherlands.

We have not investigated or verified and we do not express an opinion on the accuracy of the facts, representations and warranties as to facts set out in the Documents, and in any other document on which we have relied in giving this opinion and for the purpose of this opinion, we have assumed that such facts are correct.

We do not express an opinion on matters of fact, matters of law of any jurisdiction other than The Netherlands, nor on tax, anti-trust law, insider dealing, data protection, unfair trade practices, market abuse laws, sanctions or international law, including, without limitation, the laws of the European Union, except to the extent the laws of the European Union (other than anti-trust and tax law) have direct force and effect in The Netherlands. No opinion is given on commercial, accounting, tax or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.

V.	Opinion

Based on and subject to the foregoing (including the assumptions made above) and subject to any matters, documents or events not disclosed to us by the parties concerned and having regard to such legal considerations as we deem relevant, and subject to the qualifications listed below, we are of the opinion that:

Corporate Status

1.

The Company is a corporation duly incorporated and validly existing under the laws of The Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and since the Company has not been dissolved, is not in liquidation, has not merged nor demerged as a result of which the Company ceased to exist, has not been declared bankrupt and has not been granted suspension of payments, it may be considered in good standing (an expression, however, which has no recognised meaning under Dutch law).

Capacity

2.	The Company has the corporate power and capacity to execute and to deliver the Officers’ Certificate and to undertake and perform the obligations expressed to be assumed by it under the Indenture.

Authorisation

3.

The Company has not failed to take any necessary corporate action in connection with its authorization, execution and delivery of the Officers’ Certificate, the absence of which may give the Company the right to assert against contracting third parties acting in good faith that it has not validly entered into the Officers’ Certificate.

Execution

4.

In accordance with article 19.1 of the Articles of Association, the board of managing directors of the Company represents the Company. A managing director A and a managing director B acting jointly are authorised to represent the Company.

According to the Company Excerpt, the board of managing directors of the Company consists of Adriaan Cornelis Konijnendijk (managing director A), Zie Ar Sing-Jegat (managing director A), Caroline Sarah Mc Carthy (managing director A), Sandra Marie Sierakowski (managing director B), Rosemary Hazel Hammond-West (managing director B) (jointly referred to as the “Board Members”).

Since the Board Resolution, which contains the Power of Attorney, is expressed to have been executed by the Board Members, the Power of Attorney has been validly granted on behalf of the Company.

Thus, the execution of the Officers’ Certificate on behalf of the Company by means of the signatures of a managing director A and a managing director B constitutes a due execution of the Officers’ Certificate on behalf of the Company.

VI.	Qualifications

The opinions expressed above are subject to the following qualifications:

(i)

Our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, reorganisation or moratorium laws and other laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies (including the doctrine of creditors’ prejudice (Actio Pauliana) within the meaning of article 3:45 of the Dutch Civil Code and/or article 42 et. sec. of the Dutch Bankruptcy Act (Faillissementswet), sanctions and measures pursuant to applicable export control regulations, United Nations, European Community or Netherlands sanctions, implemented, effective or sanctioned in inter alia, The Netherlands Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet Economische Delicten), the Environmental Management Act (Wet Milieubeheer), the Financial Transactions Emergency Act (Noodwet financieel verkeer), the

Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country (Anti-Boycott Regulation), the Act on Special Measures for Financial Enterprises (Interventiewet).

(ii)

Powers of attorney terminate (1) by revocation (herroeping) by the person issuing any such power of attorney (the “Principal”), (2) notice of termination (opzegging) given by the attorney appointed under such power of attorney (the “Appointed Attorney”), or (3) upon the death of, the commencement of legal guardianship over (ondercuratelestelling), the bankruptcy (faillissement) of, or the declaration that a debt settlement arrangement (schuldsaneringsregeling) shall apply to (a) the Appointed Attorney unless otherwise provided or (b) the Principal.

Powers of attorney, which are expressed to be irrevocable, are not capable of being revoked and (unless the power of attorney provides otherwise) will not terminate upon the death of or the commencement of legal guardianship of the Principal insofar as they extend to the performance of legal acts (rechtshandelingen) which are in the interest of the Appointed Attorney or a third party. However, at the request of the Principal, an heir or a trustee of such person, the court may amend or cancel an irrevocable power of attorney for significant reasons (gewichtige redenen).

In the event the Principal is granted a moratorium of payments (surseance van betaling), a power of attorney can only be exercised with the cooperation of the court-appointed administrator (bewindvoerder).

(iii)

Any appointment of a process agent is subject to the rules applicable to powers of attorney set forth above and to the requirement that there should be a reasonable and balanced interest for each party to the appointment.

(iv)	The concept of “delivery” of a document is not known or required under the laws of The Netherlands to render a document valid, binding and enforceable.

(v)

Article 2:7 of the Dutch Civil Code entitles companies to invoke the nullity of a legal act (ultra vires) if such legal act (rechtshandeling) cannot serve to realise the objects (doel) of such company and the other parties thereto knew, or should have known without an investigation of their own (wist of zonder eigen onderzoek moest weten), that such objects have been exceeded for which determination not only description of the objects clause is decisive, but all relevant circumstances have to be taken into account such as whether the interests of the company were served by the transaction. The nullity can only be invoked by the company itself (or the trustee (curator) in bankruptcy) and not by the other parties involved, if the aforementioned requirements are met. Most authoritative legal writers agree that acts of a company which are (a) within the objects clause as contained in the articles of association of the company and (b) in the actual interest of the company in the sense that such acts are conducive to the realisation of the objects of the company as laid down in its articles of association, do not exceed the objects of the company and therefore are not subject to nullification pursuant to Article 2:7 of the Dutch Civil Code, which view is supported by the Dutch Supreme Court.

In practice, the concept of ultra vires has rarely been applied in court decisions in The Netherlands. Only under exceptional circumstances have transactions been considered to be ultra vires and consequently have been annulled. Nullification of a transaction can result in (internal) liability of the managing directors toward the legal entity.

The issuing of the guarantees is reflected in paragraph d. of article 3 of the objects clause (doelomschrijving) of the Articles of Association. However, the management of the Company must consider whether the issuing of the guarantees actually fulfils the material interests of the Company.

(vi)

Dutch substantive law does not have a concept or doctrine identical to the Anglo-American concept of “trust”; nevertheless any trust validly created under its governing law by the Indenture will be recognised by the courts of The Netherlands in accordance with, and subject to the limitations of, the rules of The Hague Convention on the Law Applicable to Trusts and on their Recognition; thus, where any of the Indenture provides that the Company shall hold certain assets and rights on trusts for (or for the benefit of) other parties, then under the laws of The Netherlands such provision will be effective to create a trust in respect of such assets provided that such assets and rights are held by the Company outside The Netherlands in, or governed by the laws of, a jurisdiction the domestic laws of which allow for the creation of trusts of the type contemplated by the Indenture; in all other cases such other parties may merely have an unsecured claim against the Company, which claim will rank pari passu with the claims of other unsecured and unsubordinated creditors of the Company.

VII Confidentiality and Reliance

In issuing this opinion we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time. This opinion letter:

(a)

expresses and describes Dutch legal concepts in English and not in their original Dutch terms. These concepts may not be identical to the concepts described by the English translations; consequently this opinion is issued and may only be relied upon on the express condition that any issues of interpretation or liability issues arising under this opinion letter will be governed by the laws of The Netherlands and be brought before a Dutch court;

(b)	speaks as of the date stated above;

(c)	is addressed to you and is solely for your benefit;

(d)	is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein; and

(e)	may not be disclosed to or be relied upon by any other person, company, enterprise or institution other than you.

The foregoing opinions are limited in all respects to and are to be construed and interpreted in accordance with the laws of The Netherlands as they stand at today’s date and as they are presently interpreted under published authoritative case law as at present in effect.

This opinion is addressed to you and may only be relied upon by you in connection with the filing of the Registration Statement and the transactions to which the Indenture relates. This letter may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the registration and the transactions to which the Indenture relates.

We consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Opinions” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules and regulations of the SEC thereunder. In giving this consent, we do not imply that we are experts under the U.S. Securities Act of 1933, as amended or the rules and registrations of the SEC issued thereunder with respect to any part of the Registration Statement, including this letter.

This opinion is given on behalf of Baker & McKenzie Amsterdam N.V. and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member thereof. In this opinion the expressions “we”, “us”, “our” and like expressions should be construed accordingly. Any liability of Baker & McKenzie Amsterdam N.V. pursuant to this opinion shall be limited to the amount covered by its liability insurance.

Yours sincerely,

/s/ Baker & McKenzie Amsterdam N.V.